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4-Dec-99

Fred Gattelaro
Dallas, TX  75230


Dear Fred:

I am pleased to offer you a position with EXE Technologies as its Senior Vice President, Professional Services - Americas. This position is one of the most important executive jobs at EXE and includes membership on EXE's Executive Committee, the key policy making group for the company.

As Senior Vice President, Professional Services - Americas, you will have full responsibility for directing EXE's services offerings in the Americas. The position also includes extensive responsibility, working with the SVPs of Sales, Marketing, and R&D, in doing industry research, product strategy, and market positioning activities (job description attached). I expect you to build our strength in service delivery, set our overall services direction, help us hone our ecommerce offerings, and drive revenue by creating outstanding services with compelling value.

The position carries a base salary of $200,000 per annum. You will also have an Incentive Compensation Program (ICP), which pays bonuses based on the attainment of key performance goals such as company earnings and customer satisfaction, in lieu of participating in the Company's general Plan. In addition, we will have specific objectives for your position that will drive a portion of your ICP. We will construct this program so that cash bonus "at risk" comp will be 50% of base. An attachment detailing how your ICP will be calculated is enclosed. Your compensation program and the targets set for you and your group will be reviewed annually on a calendar year basis.

EXE will grant you 300,000 stock options to purchase the Common Stock of EXE at the value as of your start date, as determined by EXE's Board of Directors. (That is likely to be about $3.) 40,000 of these options will vest immediately and the balance will vest over the next 4 years according to our normal vesting schedule (1/4 per year of 65,000 per year). You will be eligible for additional option grants in the future in the discretion of the company's Option Committee.

Finally, you will participate in our normal benefit programs, which include a 401(k) plan, medical benefits, and other typical features. EXE will cover you for up to $10,000 of the signing bonus that AA gave you if they require you to reimburse them for such amounts. In addition, we will pay up to $25,000 for the special medical treatment we discussed (lifetime cap) if your special requirements are not covered by our insurance company (as we suspect they will not be).


Accepted: /s/ FSG                    Page 1                              12/4/99
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You will be expected to sign the company's standard Employment Agreement for executives, which includes non-compete and non-solicitation clauses and other provisions typical for executive contracts. We will include a "change of control" clause in your contract. The change of control language will accelerate the vesting of your options in such an event. Such language will include a clause as follows:

"8.5 CHANGE OF CONTROL. In the event of a Change of Control of the Company during the Term, the Employee may elect to treat such Change of Control as constructive termination of this Agreement without Cause by the Company (other than for the purposes of Section 7(a)(x)). Such election may be made by the Employee by sending written notice to the Reporting Manager within ninety (90) days after the occurrence of the Change in Control. Upon such election, the Employee shall be entitled to all of the rights and benefits under this Agreement as if the Company had terminated this Agreement without Cause pursuant to Section 8.4(a) as of the date specified in such notice.
For the purposes of this Agreement, a "Change of Control" shall mean a transaction causing the Employee no longer to report to Raymond Hood, provided that such transaction is either: (i) a sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the Company, in one transaction or a series of related transactions, of more than a majority of the voting power represented by the then outstanding capital stock of the Company to one or more stockholders or other third parties, other than any such sales, transfers, assignments or other dispositions by such stockholders to their respective heirs or affiliates; or
(ii) a sale, transfer, assignment or other disposition (including by merger or consolidation), of all of the outstanding stock of the Company, or of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company."

Fred, I very much look forward to you joining the team and hope that this offer is acceptable to you. I expect that your start date will be on or about Dec 29.

Sincerely,

/s/ Raymond R. Hood

Raymond R. Hood
President and CEO




Accepted: /s/ FSG                    Page 2                              12/4/99
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